Exhibit 19
Effective Date: First published in 2008
Last Revision Effective Date: July 1, 2023

FACTSET RESEARCH SYSTEMS INC.
SECURITIES AND INSIDER TRADING POLICY

FactSet Research Systems Inc. and its subsidiaries (“FactSet” or the “Company”) have adopted the following Securities and Insider Trading Policy (“Policy”). It is FactSet’s policy to conduct all business ethically, in accordance with our Code of Business Conduct and Ethics and in compliance with applicable laws.
I. FACTSET’S POLICY

DO:
•Familiarize yourself with this Policy
•Understand and follow the guidelines prohibiting trading of FactSet Securities during Blackout Periods if you are a Restricted Person
•Hold FactSet stock purchased through the ESPP for at least 18 months
•Ask questions if you do not understand how this Policy applies to you

DON’T:
•Buy or sell FactSet Securities until at least 24 hours after public disclosure of Material Nonpublic Information relating to the Company
•Buy, sell, or gift FactSet Securities during the quarterly Blackout Period if you are a Restricted Person
•Short FactSet Securities or create any combination of trades that has a similar effect
•Discuss FactSet Securities or FactSet, client or supplier confidential business information, including on external social media

As a publicly traded company, FactSet is subject to many provisions of federal and state securities laws, as well as New York Stock Exchange and Nasdaq listing requirements. As a director, officer or employee of the Company you may have access to FactSet proprietary and/or confidential business information, as well as client or supplier confidential business information, and so you should read this Policy carefully.

The consequences of Insider Trading violations can be staggering for individuals and may include:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million or three times the amount of the     profit gained or loss avoided; and/or
•A jail term of up to twenty years in federal prison.

For a company (as well as any manager), failure to take appropriate steps to prevent Insider Trading may result in:
•A civil penalty the greater of $1 million or three times the profit gained or loss avoided because of the employee’s violation; and/or
•A criminal penalty of up to $25 million.

In addition, a violation of this Policy is also a violation of our Code of Business Conduct and Ethics and may subject you to internal disciplinary action, up to and including termination of your employment. If you have specific questions, contact tradingcompliance@factset.com.

II. APPLICATION OF THE POLICY

This Policy applies to FactSet, all FactSet directors, officers and employees, and any other person who has Material Nonpublic Information regarding the Company through their service to or other business dealings with FactSet, including independent contractors and consultants. This Policy also applies to each such person’s immediate family members, other persons living in the same household, persons that are their economic dependents and any other individual or entities whose transactions in securities such person influences, directs or controls. This Policy is not intended to supplant or replace applicable local law requirements regarding Insider Trading. It is the responsibility of each person to which this Policy applies to understand and comply with the applicable local laws and regulations regarding Insider Trading.

As a general matter, the restrictions in this Policy do not apply to investments in mutual funds, exchange traded funds (ETFs), money market funds, hedge funds, funds of funds, treasury bills, bonds and index-based instruments, unless you are subject to the provisions of Section IV (4) of this Policy regarding Index Personnel.

III. KEY TERMS AND DEFINITIONS

Blackout Period. Quarterly Blackout Periods occur starting after the U.S. trading market closes (which is at 4 PM EST) on February 15, May 15, August 15, and November 15 (or on the immediately preceding business day) until 24 hours after the earnings release for that quarter. Restricted Persons are prohibited from trading during Blackout Periods.

ESPP. The FactSet Employee Stock Purchase Plan.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Insider Trading. This term refers to buying or selling a Security, in breach of a fiduciary duty or other relationship of trust or confidence, while in possession of Material Nonpublic Information about the Security.

Material Nonpublic Information. Any information that a reasonable investor would consider important in a decision to buy, hold or sell Securities, considered in the mix of all available information. Essentially, this is any information that could reasonably affect the price of a company’s Securities. For the purposes of this Policy, information is considered “public” 24 hours after it is published by a well-known and broadly distributed media outlet. Information that appears in industry-specific publications is not public for purposes of this Policy. Examples of material information include:
•Projections of future earnings or losses
•Information about current client subscription levels (ASV)
•News of a pending or proposed material merger, acquisition or disposition
•Suspected or actual significant data security breach

Restricted Persons. This refers to members of FactSet’s Board of Directors, members of the Executive Leadership Team (or successor or similar committee), Section 16 Officers, the Chief Compliance Officer,
Finance Department managers, in-house counsel advising the Company with regard to its obligations under the federal securities laws, employees with access to full revenue and subscription information (Subs Power users), employees working on matters from time to time that give them access to Material Nonpublic Information, and the spouse, children, close relatives and others living in the same household with any of the foregoing.

Section 16 Officers. FactSet officers required to report under and pursuant to Section 16 of the Exchange Act.

Security(ies). Any common stock, stock options, restricted stock, restricted stock units and any other equity or debt securities FactSet may issue from time to time, such as preferred stock, warrants, convertible debentures, bonds, notes, and bank debt as well as derivative securities, whether or not issued by FactSet, such as exchange-traded options. Securities include stock purchased through the ESPP.

Tipping. Sharing Material Nonpublic Information with your family, friends, business acquaintances or others who have no right to the information for the purpose of making investment decisions.

IV. POLICY

(1)Prohibition on Insider Trading. This Policy outlines prohibitions on Insider Trading in U.S. markets. If you live outside the U.S., you should familiarize yourself with applicable local Insider Trading laws. If you have Material Nonpublic Information relating to FactSet, you may not buy or sell FactSet Securities, take advantage of that information, or pass that information on to others. Additionally, no one living in your household (such as a spouse, parent or roommate) may use Material Nonpublic Information to trade either. You are prohibited from trading on Material Nonpublic Information you learn through your job regarding any other company, including FactSet’s clients and suppliers. You must avoid even the appearance of an improper transaction to preserve FactSet’s reputation for adhering to the highest standards of ethical conduct. You must not engage in Tipping by passing on Material Nonpublic Information to family members, friends, business acquaintances, or any other persons regarding FactSet Securities or the Securities of our clients, suppliers or other business partners. An employee may not recommend or express any opinions regarding trading in the Company’s Securities to any other person based on Material Nonpublic Information.

(2) Procedures for Buying and Selling FactSet Securities. You are expected to comply with the procedures described below for trading in FactSet Securities in U.S. markets.

a.Trades Before or After Disclosures of Information. You may not buy or sell FactSet Securities directly or indirectly during the following periods:

•If you are a Restricted Person, during the Blackout Period for that quarter;
•During the 24 hours after the release of any other material press release about FactSet; and
•If you are a member of the Board of Directors or a Section 16 Officer of FactSet, during the four business days before and four business days after announcement by the Company of a share repurchase plan or program or announcement by the Company of an increase of an existing share repurchase plan or program.

FactSet will use its reasonable efforts to inform you when a Blackout Period begins; however, it is your responsibility to know the Company’s Blackout Periods. Restricted Persons may not enroll in or exit the ESPP or make changes to their ESPP withholding amount during a Blackout Period.

b. ESPP Purchases. FactSet shares purchased through the ESPP must be held for at least 18     months.

c. Short Sales. Selling FactSet shares short, however accomplished, is prohibited. In addition, Section 16(c) of the Exchange Act expressly prohibits officers and directors from engaging in short sales.

d.    Hedges and Pledges. Transactions involving financial instruments (including, for example, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company Securities are prohibited.

e.    Margin accounts and collateral for loan. All members of FactSet’s Board of Directors, members of the Executive Leadership Team (or successor or similar committee), and Section 16 Officers are prohibited from holding FactSet Securities in a margin account or pledging FactSet Securities as collateral for a loan. All employees are prohibited from using FactSet stock in any securities lending program.

f.    Derivatives. Trading in derivatives of any FactSet security, such as exchange-traded put or call options and forward transactions, is prohibited.

(3) Additional Guidelines for Restricted Persons

a.Trading by Restricted Persons. Restricted Persons may trade in or gift FactSet stock only after the end of the quarterly Blackout Period until and including the first day of the next quarterly Blackout Period. Restricted Persons may be subject to additional periods when they may not trade depending on their awareness of Material Nonpublic Information due to a pending transaction or another significant event.

In addition to the above, all members of FactSet’s Board of Directors, members of the Executive Leadership Team (or successor or similar committee), and Section 16 Officers must:

•Provide notice to and obtain prior approval from the Chief Legal Officer or someone designated by the Chief Legal Officer for any purchase or sale of Company Securities. The Chief Legal Officer or such designee may be contacted directly or by sending an email including proposed trade details to tradingcompliance@factset.com.
•Comply with the holding and volume requirements of Rule 144 of the Securities Act of 1933 (see below).
•Comply with the reporting requirements of Section 16 of the Exchange Act (see below), including by providing actual trade details to the Chief Legal Officer or anyone designated by the Chief Legal Officer directly or by sending an email to tradingcompliance@factset.com.
•Hold shares of FactSet Securities for a minimum of six months, and no purchase and sale or sale and purchase may be matched within a six-month period.

b.Section 16 Reporting Requirements. Members of the Board of Directors and Section 16 Officers are strictly liable under Section 16 of the Exchange Act to file Form 3, Form 4 and Form 5 reports as necessary and must provide the appropriate personnel at FactSet with the information necessary to file the appropriate Section 16 form in a timely manner following any transaction, including any Securities gifted, purchased, or sold within six months of their departure from the Company. If failure to provide the necessary information in a timely fashion results in late filing, FactSet is required to disclose the tardy filing in its annual proxy, and the director or officer may be subject to fines and penalties as a result.

c. Approved Trading Plans. Restricted Persons may be able to establish a trading plan pursuant to Rule 10b5-1 of the Exchange Act under which her/his trades would not be subject to the limitations of this Policy. Any such plan must be adopted pursuant to Rule 10b5-1 and comply with the following:
i.must be established during an open trading window
ii.must be in writing
iii.must either irrevocably set forth the future date(s) on which Securities may be sold or purchased and the price, or use a formula to determine the price of the Securities to be bought or sold and the date(s) on which the transactions should be completed
iv.must include representations certifying at the time of the adoption of a new or modified Rule 10b5-1 plan that:
1.the Restricted Person is not aware of any Material Nonpublic Information about the Company or its Securities; and
2.the Restricted Person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5
v.must follow the below cooling-off periods:
1.For Board members and Section 16 Officers, a cooling-off period is required before any trading can commence under a Rule 10b5-1 plan until the later of: (1) 90 days after the adoption of the Rule 10b5-1 plan; or (2) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter in which the plan was adopted (but not to exceed 120 days following plan adoption).
2.For persons other than Board members and Section 16 Officers, a 30-day cooling-off period is required between the plan’s adoption and commencement of trading under the plan.

vi.must be approved in writing by the Chief Legal Officer or someone designated by the Chief Legal Officer
vii.the Restricted Person may not have more than one Rule 10b5-1 trading plan effective at any time
viii.the Restricted Person must act in good faith in relation to the plan at all times
ix.Section 16 Officers and members of the FactSet Board of Directors must promptly notify the Chief Legal Officer or someone designated by the Chief Legal Officer of modification or termination of any trading plan.

(4) Index Personnel Trading Guidelines for FactSet-Branded ETFs and Securities in such ETFs. FactSet employees who have access to nonpublic information for certain periods during the development and rebalancing of indices of which FactSet is the index provider or index sponsor are considered “Index Personnel.” Index Personnel also includes certain personnel from FactSet Revere Support and ETF Analytics and their direct managers. Index Personnel may have information on the securities that are being added or deleted to the index constituents during index reconstitution or rebalancing periods and before the information is made publicly available.

Index Personnel trading restrictions help to avoid potential conflicts of interest between FactSet employees and the interests of unitholders of FactSet branded ETFs and FactSet shareholders, prevent potential misuse of Material Nonpublic Information, and prevent fraud. Index Personnel are:
•Restricted from trading any FactSet-branded ETFs at any time. These are ETFs that are benchmarked to indices of which FactSet is the Index Sponsor.
•Restricted from trading securities that are being added or deleted to the list of index constituents during index reconstitution period and before the information is made public.

It is your responsibility to know if you are considered an Index Personnel for purposes of this Policy.

V. GUIDANCE AND ASSISTANCE
(1)Any person who has any questions about specific transactions may obtain additional guidance by emailing tradingcompliance@factset.com. Remember, however, that the ultimate responsibility for complying with the law and this Policy rests with you. In this regard, it is imperative that you use your best judgment.
(2)Neither compliance with this Policy nor any approval or guidance received from the FactSet Legal Department is an assurance that an insider trading violation will not be found to have occurred. Approval of trades or trading plans does not reduce your obligations under applicable laws. Any action on the part of the Company, a member of the FactSet Legal Department or any other Company employee does not constitute legal advice or insulate you from liability under applicable laws.
(3)Any violation of this Policy or your refusal or failure to cooperate fully with FactSet in any investigation of a possible violation of this Policy will be regarded as a very serious matter and, at a minimum, probable cause for termination of employment.
(4)If you suspect a violation of this Policy has occurred, please contact:

FactSet’s Chief Legal Officer or Chief Compliance Officer, or FactSet Trading Compliance at     tradingcompliance@factset.com.

Alternatively, if you prefer to remain anonymous, you may contact the FactSet Ethics Action Line by     phone or through a web-based intake form. Phone numbers and the intake form may be accessed via https://FactSetEthicsActionLine.com.